Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, “General Information – Counsel and Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information, and “Financial Highlights” in the Preliminary Prospectus Supplement and the incorporation by reference of our report dated January 25, 2013 in Post-Effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-188687) and related Prospectus, Statement of Additional Information, and Preliminary Prospectus Supplement of Fiduciary/Claymore MLP Opportunity Fund.

      /s/ Ernst & Young LLP

Chicago, Illinois
September 10, 2013